Exhibit 99.1

News Release

Thursday, Oct. 30, 2008

Gannett Board elects two new directors

McLEAN, VA – The Board of Directors of Gannett Co., Inc. (NYSE: GCI) has elected two new directors, effective immediately.

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Howard Elias is president, EMC Global Services and Resource Management Software Group, and executive vice president, EMC Corporation. Elias oversees EMC’s professional services and global customer support organizations, EMC Consulting, and Global Pre-Sales and Education Services. He also has worked at Hewlett-Packard Company, Compaq, Digital, AST Research, and Tandy Corporation.

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Scott K. McCune is vice president of Integrated Marketing for The Coca-Cola Company. He is responsible for the development of worldwide media, licensing, sports and entertainment marketing strategies. He also has worked at Anheuser-Busch, Inc., and the Sports Time Cable Network.

“Howard Elias and Scott McCune are top executives in their fields, and will bring not only expertise to our board, but also depth in the key areas of technology and marketing,” said Craig A. Dubow, chairman, president and chief executive officer of Gannett. “These two professionals are great additions to our board and we welcome them.”

With this election, Gannett has ten directors.

Gannett Co., Inc. is a leading international news and information company that publishes 85 daily newspapers in the USA, including USA TODAY, the nation’s largest-selling daily newspaper. The company also owns nearly 900 non-daily publications in the USA and USA WEEKEND, a weekly newspaper magazine. Gannett subsidiary Newsquest is the United Kingdom’s second largest regional newspaper company. Newsquest publishes 17 daily paid-for titles, approximately 300 weekly newspapers, magazines and trade publications, and a network of award-winning Web sites. Gannett also operates 23 television stations in the United States and is an Internet leader with sites sponsored by its TV stations and newspapers including USATODAY.com, one of the most popular news sites on the Web.

Media inquiries:

Tara Connell

Vice President of Corporate Communications

703-854-6049

tjconnel@gannett.com

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